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Dear Shareholder:

We are pleased to present you with this review of the Company's achievements for fiscal year 2004. During the year, we continued our focus on positioning E-Z-EM in the emerging growth areas in today's dynamic healthcare marketplace. We believe we have made great progress. Our goal of consistently maximizing value for our shareholders has been, and is, our continuing focus.

MARKET SNAPSHOT

Fiscal 2004 saw a continuation of the dominant trend that has driven our marketplace over the last few years--an ongoing shift from acute, hospital-based treatment of gastrointestinal (GI) diseases to early detection and intervention. GI disease is the second most prevalent in the United States after heart disease, and remains a major driver of healthcare costs. Colorectal cancer (CRC) is the second most common cancer in the United States, with an estimated 150,000 new cases diagnosed each year resulting in nearly 60,000 deaths. Together with an aging population and the rapid advancement of multi-slice CT scanner technology, this trend will continue to shape radiology in the years ahead.

The rapid development of new detector technology for image generation and the convergence of the computed tomography (CT) and molecular imaging platforms have created opportunities for new targeted contrast agents. New and improved techniques for imaging of the upper and lower GI tracts are contributing to double digit growth rates in the CT marketplace.

The GI market itself is also undergoing fundamental change, becoming a multi-disciplinary market where radiologists and gastroenterologists are closely integrated in the treatment of abdominal disorders. To capitalize on the resulting opportunities, we continue to leverage the expertise and reputation E-Z-EM has built over 43 years in GI imaging.

INCREASING SHAREHOLDER VALUE

Fiscal 2004 saw several initiatives designed to increase shareholder value. Chief among these was the successful initial public offering of our AngioDynamics subsidiary, with an offering of 1,950,000 AngioDynamics' shares made on May 26, 2004. Together with 292,500 shares purchased by the underwriters pursuant to the over-allotment agreement, the offering raised gross proceeds of $24.7 million.

Over the past few years, AngioDynamics has become a market-leading supplier of products used by interventional radiologists and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. Through a combination of internally and externally developed products, AngioDynamics' year-over-year growth in sales and profits hit record levels in 2004.

E-Z-EM has declared special stock dividend of its remaining holdings, representing 9.2 million shares of AngioDynamics common stock. This special stock dividend is payable on October 30, 2004 to E-Z-EM shareholders of record on October 11, 2004, and will mark the completion of AngioDynamics' spin-off from E-Z-EM. We are very please with the recent past performance for AngioDynamics, and wish soon to be independent Company every success in the future.

In fiscal 2004, we also continued to implement our Manufacturing, Streamlining and Restructuring (MSR) program, an effort to rationalize our manufacturing base to allow more efficient utilization of resources throughout the organization. Phase One of MSR was completed, on time and on budget, with the successful transfer of our device manufacturing in Puerto Rico and heat sealing operation in Westbury to a third party manufacturer. We expect Phase One will result in $1.7 million in annual savings beginning in fiscal 2005. Phase Two of MSR was announced after the end of fiscal 2004, and will involve the transfer of powder barium manufacturing from Westbury to our plant in Montreal, Canada. Phase Two is expected to be completed over the course of fiscal 2005. Savings are estimated at $2.2 million per year beginning in fiscal 2006, and we expect the cost to be offset by the sale of non-core assets.

E-Z-EM TODAY: A FOCUS ON PRODUCT DEVELOPMENT

Our development resources are currently focused on growth in the CT space with emphasis on: contrast agents for CT Angiography (CTA) and PET/CT applications, devices for delivery of injectable contrast, and virtual colonoscopy. During the past year we introduced VoLumenTM--the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and PET/CT studies. VoLumen is designed to overcome the limitations of water and higher-density positive oral contrasts currently used in these studies, and allows for the simultaneous investigation of all organs, vasculature, and surrounding structures of the abdominal/pelvic region. The product was formally launched in the first quarter of fiscal 2005. VoLumen has been clinically tested at leading medical centers in the U.S. and Europe, and we believe this product has the potential to become the standard for all abdominal CT contrast applications requiring an oral agent. We will continue to monitor its clinical acceptance and performance.

We also introduced Tagitol VTM--the latest addition to our family of virtual colonoscopy products. Tagitol V is a low volume, high density barium sulfate suspension that can effectively tag retained stool, allowing for enhanced detection of pathology in virtual colonoscopy. Administered in three, 20 mL doses taken with breakfast, lunch, and dinner, Tagitol V helps improve data analysis and can reduce false positive and false negative readings. In addition, pleasant taste and small, prepackaged unit doses aid patient compliance and simplify storage and delivery to the patient.

We also strengthened our award winning line of EmpowerCT<< injector systems with the launch of the EmpowerCTA<<--the only double-barrel CT injector to offer both the ability to inject a saline chase following a contrast bolus and aid in the detection of extravasations. EmpowerCTA offers all of the same safety features and usability benefits of EmpowerCT, including tilt sensor/lockout and arming at the injector head. Saline chase is becoming an important component for advanced contrast-enhanced CT procedures, particularly CT Angiography (CTA). CTA applications require a tight bolus of contrast and uniform opacification. Following a contrast bolus with a saline chase helps to achieve these goals while maximizing contrast usage. Motion artifacts and overall contrast volume may also be reduced as the saline chase helps ensure consistent administration.

And finally, we announced a new joint program with Berlex Laboratories for the development and co-promotion of the ULTRAVIST<< Glass Pre-filled Cartridge--a new pre-filled contrast syringe cartridge loaded with ULTRAVIST (iopromide) Injection. The program involves a modification to our EmpowerCT<< injector system to permit the use of Berlex's ULTRAVIST Glass Pre-filled Cartridges. Development costs will be shared by both companies, and the project is expected to be completed in fiscal 2006.

VIRTUAL COLONOSCOPY

The virtual revolution in colon cancer detection continued in 2004, and E-Z-EM remains a driving force in the adoption of virtual colonoscopy as an exam. We continue to refine our product offerings with introductions like Tagitol V, and to support the adoption of virtual colonoscopy (VC) through professional education. Our Centers of Excellence, located at major academic institutions, have helped position E-Z-EM as a clinical leader in VC applications. During the year we announced our plans for supporting programs at the University of San Francisco, NYU, the University of Chicago and a course run by C. Dan Johnson MD, of the Mayo Clinic for accredited continuing medical education courses. We estimate that 400 radiologists around the world will participate in these courses, and all training courses are fully booked.

In January of 2004, temporary Category III CPT Codes were announced for virtual colonoscopy by the CPT Editorial Panel of the American Medical Association
(AMA). The codes were established for data collection on virtual colonoscopy for screening and diagnostic use. The codes went into effect on July 1, 2004. We expect at least a one-year data gathering process, during which time the Centers for Medicare and Medicaid Services (CMS) should begin their analysis to establish coverage policies and reimbursement rates. These rates will apply to Medicare patients, as well as help to establish a base for private insurers.

Support for virtual colonoscopy also continues to gather on the clinical front. In December of 2003, The New England Journal of Medicine published a study supporting the adoption of virtual colonoscopy as a screening tool for asymptomatic adults with average risk for colon cancer. The study, Computed Tomographic Virtual Colonoscopy to Screen for Colorectal Neoplasia in Asymptomatic Adults by Perry J. Pickhardt MD, et al, compared virtual colonoscopy with optical colonoscopy in 1,233 patients who underwent same-day screening with both modalities. The researchers compared the sensitivity and specificity of each modality for detecting clinically significant adenomatous polyps. The results showed that virtual colonoscopy is an accurate screening method for detecting these polyps and compares favorably with optical colonoscopy for these patients. The findings of this study were presented at the November 2003 meeting of the RSNA.

A subsequent study, based on data at least two years older than the Pickhardt data, was published in the Journal of the American Medical Association (JAMA). This study contradicted the Pickhardt results, concluding that virtual colonoscopy was not yet as effective as conventional optical colonoscopy in detecting polyps. Based as it was on older methodology, JAMA findings are contrary to other data being generated from industry experts who have embraced this new technology. Since the JAMA data were collected, both CT scanner and 2D/3D software technology have improved, and other shortcomings identified in this and other earlier studies have been addressed.

E-Z-EM has led the way with new milder bowel cleansing methods, fecal tagging, and the use of automated colonic distention with CO2. The E-Z-EM toolkit has contributed to the improved performance of virtual colonoscopy demonstrated in other recently published studies. We also believe the JAMA study reinforces the importance of experience and adequate training to the successful use of virtual colonoscopy CRC screening, and validates our commitment to provide the rigorous training necessary for proper screening exams with virtual colonoscopy.

In summation, we believe we have positioned the Company to be an important resource for physicians beginning their practice of virtual colonoscopy, and that we are contributing to the successful development of the technology for CRC screening.

GASTROENTEROLOGY

The Company continues to leverage our expertise in GI imaging to expand our presence in the gastroenterology marketplace. For several years, we have marketed Suction Polyp TrapsTM E-Z-GuardTM mouthpieces, LoSo PrepTM bowel cleanser and NutraPrep<< pre-procedure meal plan product lines to gastroenterologists for use in upper and lower endoscopic procedures. In fiscal 2003, we entered into a strategic alliance with 3CPM Company for the commercialization of its Electrogastrogram Analyzer for unexplained nausea -- a product we now market under the E-Z-EM trade name VisipaceTM Electrogastrogram Analyzer. In fiscal 2004, we began distributing a hydrogen breath analyzer under the E-Z-EM trade name H2ScoreTM Breath Meter. H2Score is a convenient hand-held screening tool for lactose malabsorption and lactose intolerance testing.

We believe these initial product offerings provide a good position from which we can build our presence and brand in the gastroenterology market. These initial offerings allow us to address unmet clinical needs among patients with lactose intolerance, irritable bowel syndrome, gastroesophageal reflux disease
(GERD) and other areas of this fast growing segment of healthcare. Gastroenterology is by some estimates a $55 billion market. With a sustained effort we believe we can begin to take greater advantage of the opportunities in this segment.

DEFENSE DECONTAMINANTS

We continue to make progress with Reactive Skin Decontamination Lotion (RSDL), our personal decontamination lotion for neutralizing and destroying chemical warfare (CW) agents. Currently, the U.S. Department of Defense (DoD) is conducting final product testing on packaging options. RSDL has been found to meet or exceed all of the performance criteria set down in the Foreign Comparative Test program and remains the product of choice to replace the M291 Skin Decontamination Powder currently in use for this purpose. While the timing of RSDL sales to the U.S. Military is still difficult to predict, the DoD fielding plan projects initial deployment at the end of calendar 2006. We were pleased to receive some favorable press coverage recently regarding this product and its homeland security role for both the military and first-responder markets.

FINANCIAL RESULTS

The impact of the strategic plan outlined above is embodied in our fiscal year 2004 results. For the year, consolidated net sales increased 12% to a record $148.8 million. Net earnings were $6.7 million, or $0.63 per diluted share, up significantly from net earnings of $2.7 million, or $0.26 per diluted share, in fiscal 2003. In the E-Z-EM segment, net sales increased 5% to $100.6 million, driven in particular by 15% year-over-year growth in our CT imaging products. Our international markets continue to show positive growth in upper and lower GI, as compared to flat sales in the North American market. Gross margins in the core Imaging business are trending upward as a result of the positive leverage we are generating from our MSR programs.

Net sales at our AngioDynamics segment increased 28% to $49.1 million, due to new product introductions, the expansion of our domestic sales force and increased sales in our existing product lines. Hemodialysis and VenaCureTM products were major contributors during the year,. Since at the close of the fiscal year, E-Z-EM still held over 80% of AngioDynamics, we will consolidate their results in our financial statements until the spin-off is completed in October 2004.

Subsequent to the close of fiscal 2004, the Company declared a special, one-time dividend of $0.30 per outstanding share of the Company's common stock. The dividend was paid on July 1, 2004 to shareholders of record as of June 15, 2004.

CLOSING REMARKS

The management team and the Board of Directors are committed to increasing value for our shareholders. We implemented and executed a cost reduction program in our manufacturing base, launched new product programs in our core CT space, and built upon our long standing reputation in GI Imaging.

We believe, the IPO and subsequent spin-off of AngioDynamics will help maximize shareholder value. Our defense decontamination program made great strides in its development effort with the DoD. When adopted as the new standard for personal decontamination , RSDL will help position E-Z-EM as a strategic partner for the DoD and first-responder markets.

Successful implementation Phase One of our MSR program has supported the streamlining of E-Z-EM. We remain committed to creating efficiencies throughout the organization, and we have announced Phase Two of MSR to further these efforts.

We believe that the efforts over the last several years have positioned E-Z-EM to be a viable player in today's healthcare marketplace. We are focused on driving sales and earnings via new product offerings and cost reduction opportunities in manufacturing and other operations. We are confident that the steps we are taking will enhance the Company's performance in the future, and will have a positive effect on shareholder value.

Much progress has been made in your Company this year. As always, we would like to thank all of our customers for their business, our employees for their commitment, and our shareholders for their continued investment in E-Z-EM and its future.

We look forward to a successful 2005.

Sincerely,

Howard S. Stern
Chairman of the Board

Anthony A. Lombardo
President & Chief Executive Officer

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance of virtual colonoscopy as a new imaging procedure, market acceptance and potential sales of VoLumen, Tagitol V, and EmpowerCTA, successful development of the Ultravist PFC, successful completion of and resulting savings from MSR Phase Two, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 29, 2004, may affect the actual results achieved by the Company.

[GRAPHIC OMITTED]

E-Z-EM, INC.
1111 Marcus Avenue, Suite LL-26, Lake Success, NY 11042 Phone: 516-333-8230, Toll-free: 1-800-544-4624, Fax: 516-302-2919, www.ezem.com

E-Z-EM, Inc., is a publicly held corporation whose shares are traded on the American Stock Exchange under the symbol: EZM.

(C) 2004  E-Z-EM, Inc.  rev 09/04  1304135

E-Z-EM, EmpowerCT, and Readi-CAT are registered trademarks of E-Z-EM, Inc. VoLumenTM and Tagitol VTM are trademarkes of E-Z-EM, Inc. ULTRAVIST is a registered trademark of Berlex Laboratories, Inc. 3CPM is a registered trademark of 3CPM Company.